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                               THE COMPANIES LAW
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                           COMPANY LIMITED BY SHARES
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                           MEMORANDUM OF ASSOCIATION

                                      OF

                                  ACE LIMITED

           (as amended by Special Resolution on 14th January, 1993)
            (as amended by Special Resolution on 6th February, 1998
                       with effect from 2nd March, 1998)


1.   The name of the Company is ACE Limited.

2. The Registered Office of the Company shall be the offices of Messrs. Maples and Calder, P.O. Box 309, George Town, Grand Cayman, Cayman Islands, British West Indies or at such other place as the Directors may from time to time decide.

3.   The objects for which the Company is established are as follows:

     (i) (a) To own, hold, purchase or otherwise acquire equity or debt securities in companies, firms or other persons engaged in all or any forms of insurance or reinsurance business and to promote the establishment of such entities.

          (b) To act as consultants, managers, advisers, agents and brokers in connection with all forms of insurance and reinsurance business.
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          (c) To carry on all forms of investment, financial holding company and other such activities.

          (d) To purchase, lease, develop, charge or mortgage or otherwise acquire or dispose of interests in real property in any part of the world either directly or indirectly through subsidiaries or joint ventures.

     (ii) To exercise and enforce all rights and powers conferred by or incidental to the ownership of any shares, stock, obligations, or other securities including without prejudice to the generality of the foregoing all such powers of veto or control as may be conferred by virtue of the holding by the Company of some special proportion of the issued or nominal amount thereof, to provide managerial and other executive supervisory and consultant services for or in relation to any company in which the Company is interested upon such terms as may be thought fit.

     (iii) To stand surety for or to guarantee, support or secure the performance of all or any of the obligations of any person, firm or company whether or not related or affiliated to the Company in any manner and whether by personal covenant or by mortgage, charge or lien upon the

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     whole or any part of the undertaking, property and assets of the Company, both present and future, including its uncalled capital or by any such method whether or not the Company shall receive valuable consideration therefor.

     (iv) To engage in or carry on any other lawful trade, business or enterprise which may at any time appear to the Directors or the Company capable of being conveniently carried on in conjunction with any of the aforementioned businesses or activities or which may appear to the Directors or the Company likely to be profitable to the Company, IT BEING HEREBY DECLARED that in the interpretation of this Memorandum of Association in general and of this Clause 3 in particular no object, business or power specified or mentioned shall be limited or restricted by reference to or inference from any other object, business or power, or the name of the Company, or by the juxtaposition of two or more objects, businesses or powers and that in the event of any ambiguity in this clause or elsewhere in this Memorandum of Association, the same shall be resolved by such interpretation and construction as will widen and enlarge and not restrict the objects, businesses and powers of and exercisable by the Company.

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4.   Expect as prohibited or limited by the Companies Law (Cap. 22), the Company shall have full power and authority to carry out any object and shall have and be capable of from time to time and at all times exercising any and all of the powers at any time or from time to time exercisable by a natural person or body corporate in doing in any part of the world whether as principal, agent, contractor, or otherwise whatever may be considered by it necessary for the attainment of its objects and whatever else may be considered by it as incidental or conducive thereto or consequential thereof, including, but without in any way restricting the generality of the foregoing, the power to make any alterations or amendments to this Memorandum of Association and the Articles of Association of the Company considered necessary or convenient in the manner set out in the Articles of Association of the Company, and the power to do any of the following acts or things, viz: to pay all expenses of and incidental to the promotion, formation and incorporation of the Company; to sell, lease or dispose of any property of the Company; to draw, make, accept, endorse, discount, execute and issue promissory notes, debentures, bills of exchange, bills of lading, warrants and other negotiable or transferable instruments; to lend money or other assets and to act as guarantors; to borrow or raise money on the

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security of the undertaking or on all or any of the assets of the Company including uncalled capital or without security; to invest monies of the Company in such manner as the directors determine; to promote other companies; to sell the undertaking of the Company for cash or any other consideration; to distribute assets in specie to members of the Company; to carry on any trade or business and generally to do all acts and things which, in the opinion of the Company or the Directors, may be conveniently or profitably or usefully acquired and dealt with, carried on, executed or done by the Company in connection with the business aforesaid provided that the Company shall only carry on the businesses for which licenses are required under the laws of the Cayman Islands when so licensed under the terms of such laws.

5. The liability of each member is limited to the amount from time to time unpaid on such member's shares.

6. The share capital of the Company is U.S.$22,500,000, divided into 300,000,000 Ordinary Shares, par value of U.S.$.041666667 per share, 10,000,000 other Shares, par value of U.S.$1.00 per share, which may be issued in series, all of such shares with power for the Company insofar as is permitted by law, to redeem, call or purchase any of its shares and to increase or reduce the said capital subject to the provisions of the Companies Law (Cap. 22)

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and the Articles of Association and to issue any part of its capital, whether original, redeemed, called or increased with or without any preference, priority or special privilege or subject to any postponement of rights or to any conditions or restrictions and so that unless the conditions of issue shall otherwise expressly declare every issue of shares whether declared to be preference or otherwise shall be subject to the powers hereinabove contained.

7. The operations of the Company will be carried on subject to the provisions of Section 190 of the Companies Law Cap. 22.

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